EXHIBIT 99.1
CorEnergy Infrastructure Trust, Inc. Financial Information

CorEnergy Infrastructure Trust, Inc.
Consolidated Balance Sheet

December 31, 2023
Unaudited
Assets
Property and equipment, net of accumulated depreciation of $36,909,023	$86,056,269
Financing notes and related accrued interest receivable, net of reserve of $50,000	606,850
Cash and cash equivalents	9,200,695
Accounts and other receivables	10,357,380
Due from affiliated companies	12,500
Deferred costs, net of accumulated amortization of $1,039,918	102,428
Inventory	2,283,592
Prepaid expenses and other assets	9,072,383
Operating right-of-use assets	6,070,298
Deferred tax asset, net	206,630
Assets held-for-sale	109,324,629
Total Assets	$233,293,654

Liabilities and Equity
Secured credit facilities, net of debt issuance costs of $163,980	$105,864,684
Unsecured convertible senior notes, net of discount and debt issuance costs of $1,068,771	116,952,565
Accounts payable and other accrued liabilities	27,600,005
Income tax payable	21,982
Due to affiliated companies	118,775
Operating lease liability	6,480,693
Unearned revenue	390,749
Liabilities held-for-sale	5,969,221
Total Liabilities	$263,398,674

Equity
Series A Cumulative Redeemable Preferred Stock 7.375%, $139,078,195 liquidation preference ($2,500 per share, $0.001 par value), 69,367,000 authorized; 51,810 issued and outstanding at December 31, 2023	$129,525,675
Common stock, non-convertible, $0.001 par value; 15,353,833 shares issued and outstanding at December 31, 2023 (100,000,000 shares authorized)	15,354
Class B Common Stock, $0.001 par value; 683,761 shares issued and outstanding at December 31, 2023 (11,896,100 shares authorized)	684
Additional paid-in capital	327,285,007
Retained deficit	(607,062,016)
Total CorEnergy Equity	(150,235,296)
Non-controlling interest	120,130,276
Total Equity	(30,105,020)
Total Liabilities and Equity	$233,293,654

EXHIBIT 99.1
CorEnergy Infrastructure Trust, Inc. Financial Information

CorEnergy Infrastructure Trust, Inc.
Consolidated Statement of Operations

For the Year Ended December 31, 2023
Unaudited
Revenue
Transportation and distribution	$118,460,499
Pipeline loss allowance subsequent sales	12,699,864
Lease and other revenue	407,544
Total Revenue	131,567,907

Expenses
Transportation and distribution	75,788,377
Pipeline loss allowance subsequent sales cost of revenue	12,423,097
General and administrative	27,953,275
Depreciation and amortization	14,111,980
Loss on impairment of long-lived assets	254,917,560
Total Expenses	385,194,289

Operating Loss	$(253,626,382)

Other Income (Expense)
Other Income	$882,887
Interest expense	(18,087,219)
Total Other Expense	(17,204,332)
Loss before income taxes	(270,830,714)
Taxes
Current tax expense	26,808
Deferred tax benefit	(867,451)
Income tax benefit, net	(840,643)
Net Loss	$(269,990,071)
Less: Net Income attributable to non-controlling interest	3,236,848
Net Loss attributable to CorEnergy Infrastructure Trust, Inc.	$(273,226,919)
Preferred dividend requirements	9,552,519
Net Loss attributable to Common Stockholders	$(282,779,438)